Exhibit 99.1

SurModics Acquires Creagh Medical, a Developer

and Manufacturer of Balloon Catheters

•	Accelerates strategic transformation into a whole-product solutions provider

•	Significantly advances company’s drug-coated balloon development and manufacturing capabilities

•	Expands pipeline of product development opportunities

EDEN PRAIRIE, Minn. – Nov. 20, 2015 – SurModics, Inc. (Nasdaq: SRDX), a leading provider of medical device and in vitro diagnostic technologies, today announced it has acquired Creagh Medical Ltd., an innovative developer and manufacturer of percutaneous transluminal angioplasty (PTA) balloon catheters. The acquisition is a major step forward in SurModics’ strategy to transform its Medical Device business from being a provider of coating technologies, to offering whole-product solutions to medical device customers in the large and growing global interventional vascular market.

“We are excited about the acquisition of Creagh Medical and the strategic fit of its balloon catheter design and development, and manufacturing capabilities, which are critical to our transformation into a whole-product solutions provider,” said Gary Maharaj, president and chief executive officer, SurModics. “We are disciplined in our approach for acquisitions, recognizing that these investments must align with our strategic vision and accelerate our transformation. Creagh Medical’s capabilities are a strategic complement to our proven core technology expertise, and we’re confident this acquisition will contribute to our becoming a world-class device innovator, developer and manufacturer.”

Creagh Medical is in Ballinasloe, Ireland, ideally located between the Galway and Athlone medical device hubs. The company was established in 2006 with significant investment by USCI Japan to establish a state-of-the-art facility equipped for medical device research, development and manufacturing from resin to finished catheters. Following a successful management buyout in 2009, and with support from Enterprise Ireland, Creagh Medical refocused the business on developing market leading PTA product platforms, many of which have been cleared for commercial sale by regulatory authorities in Europe, the United States and Japan. Given SurModics’ leadership in coating technologies and current drug-coated balloon program, the combined organization will have the capability to support customers from concept to commercialization, including turn-key manufacturing of innovative whole-product solutions. Tom Greaney, current CEO of Creagh Medical, is joining the SurModics executive leadership team, reporting to Maharaj, and will continue to lead the company’s Ireland-based operations.

“We are delighted to be able to combine our world-class balloon catheter development and manufacturing expertise with SurModics, which leads the world in surface modification technologies,” said Greaney. “Our capabilities are a great strategic fit for the company, strengthening its position as a valued partner to industry-leading medical device manufacturers.”

SurModics acquired Creagh Medical for €30 million (approx. US$32 million), including an upfront payment of €18 million, and up to €12 million based on achievement of revenue and value-creating operational milestones. Other terms of the agreement were not disclosed. The Creagh Medical business is expected to generate $3.5 million to $4 million of revenue for SurModics in fiscal year 2016. The acquisition will be dilutive on a GAAP and adjusted earnings per share basis in SurModics’ fiscal year 2016 and accretive on an adjusted earnings per share basis in fiscal year 2017.

SurModics plans to provide updated guidance for full fiscal year 2016 by the end of the first quarter. This will allow time to revise the company’s fiscal year 2016 operating plan to include Creagh Medical. When SurModics announces guidance it will report both GAAP and adjusted earnings per share to reflect the amortization, contingent consideration accretion, due diligence, transaction and other integration costs.

About Creagh Medical Ltd.

Creagh Medical Ltd. is dedicated to providing innovative, efficient and cost-effective design and manufacture of high-quality PTA balloon catheters to meet the needs of medical device customers. Established in 2006 in the west of Ireland, the heart of the Irish medical device industry, the company attracts some of the world’s most skilled and talented resources, with extensive medical device experience ranging from polymer science, mechanical design, and product design engineering. Creagh Medical’s facility is purpose-built and equipped to the highest standard with all catheter technologies on site. Since 2006, the company has continued to grow its technical and product capability with PTA products approved throughout the world, including Europe, the United States, and Japan. With these resources, the company is uniquely positioned to offer a total solutions approach from product design and development, through in-house extrusion, balloon forming, top-assembly, packaging and regulatory capabilities to approved products for exclusive distribution.

About SurModics, Inc.

SurModics partners with the world’s leading and emerging medical device, diagnostic and life sciences companies to develop and commercialize innovative products designed to improve lives by enabling the detection and treatment of disease. SurModics’ mission is to be a trusted partner to our customers by providing the most advanced surface modification technologies and in vitro diagnostic chemical components that help enhance the well-being of patients. The company’s core offerings include surface modification coating technologies that impart lubricity, prohealing and biocompatibility characteristics and components for in vitro diagnostic test kits and microarrays. SurModics’ strategy is to build on the product and technical leadership within these fields, and expand the core offerings to generate opportunities for longer term sustained growth. SurModics is headquartered in Eden Prairie, Minnesota. For more information about the company, visit www.surmodics.com. The content of SurModics’ website is not part of this press release or part of any filings that the company makes with the SEC.

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about the beliefs and expectations regarding the impact of the acquisition on the Company’s financial performance, and the expected benefits of the acquisition, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including (1) our ability to successfully integrate Creagh Medical, including its employees, products and technology content, into our business, (2) our ability to successfully develop, obtain regulatory approval for, and commercialize our proprietary products, including the products acquired from Creagh Medical, (3) possible adverse market conditions and possible adverse impacts on our business operations and financial results, and (4) other factors identified under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended September 30, 2014, and updated in our subsequent reports filed with the SEC. These reports are available in the Investors section of our website at www.surmodics.com and at the SEC website at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

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CONTACT:

SurModics, Inc.

Andy LaFrence, 952-500-7000

Vice President of Finance and Chief Financial Officer